JOY GLOBAL INC.	News Release
At the Company:	At FRB | Weber Shandwick:
Donald C. Roof	Georganne Palffy
Executive Vice President and	Analyst Contact
Chief Financial Officer	312-640-6768
414-319-8517

JOY GLOBAL INC. ANNOUNCES OPERATING RESULTS FOR
SECOND QUARTER OF FISCAL YEAR 2004

• Continued growth in quarterly bookings, up 62% in quarter to $504 million
•      Earnings per diluted share of $0.35, including tax benefit of $0.12, compared with EPS of $0.05 in 2Q03
•      Net sales increase of 13% and adjusted EBITDA up 38% over 2Q03
• Cash balances above $200 million and net debt falls below $10 million

Milwaukee, WI – May 27, 2004 – Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, today reported results for the second quarter of fiscal 2004. Net sales for the quarter were $338 million compared to $299 million in the second quarter of last year, an increase of 13%. Operating income totaled $22.5 million in 2Q04 versus $11.1 million in the corresponding quarter last year. Adjusted EBITDA increased to $34.7 million from $25.1 million in the comparable period last year. Net income amounted to $18.8 million in the current quarter compared with $2.4 million in the second quarter of fiscal 2003.

Results of Operations

“We are very pleased with the level of new orders in the quarter, as well as our operational results,” commented John Hanson, Chairman, President and CEO of Joy Global Inc. “We have now experienced two quarters of sequential growth in original equipment orders, in addition to four quarters of increased aftermarket activity. Both are consistent with the continuing rebound in the commodity markets served by our customers. These strong incoming order rates will be reflected in higher revenues, particularly original equipment shipments, in future quarters. Our cost initiatives and rationalization projects of the past couple of years have aided the sequential growth in gross margins. As we move through this upturn in the cycle, we will maintain our disciplined approach of concentrating on maximizing returns, improving working capital management and generating free cash flow.”

Customer orders were very strong in the quarter, totaling $504 million, an increase of $192 million, or 62% from the second quarter of fiscal 2003. For the second consecutive quarter original equipment bookings were substantial, with a 159% increase in the quarter over last year’s second quarter. Solid electric mining shovel orders as well as continuous miner orders contributed to the quarterly increase. Aftermarket orders increased 24% for the quarter with both businesses and most geographic markets experiencing increases as previously idled equipment goes back to work.

The increase in shipments in the second quarter of this year over the corresponding quarter last year impacted all segments of our business and reflected the strong aftermarket conditions in most of the markets served. The percentage increase in quarterly revenues was the same in both our underground machinery and surface equipment operations. Original equipment sales increased by only 2% though production rates in the factories are up significantly in preparation for third and fourth quarter shipments. Aftermarket revenues increased 17% during the quarter. Finally, domestic sales increased by only 2% while international sales increased by over 24%. The Company continues to believe that the aftermarket revenue growth experienced in the last four fiscal quarters is attributable to a combination of higher commodity production and equipment repairs and upgrades by customers as they put equipment back to work. The effects of higher incoming order rates for original equipment during the last two quarters has yet to be reflected in increased shipments, as witnessed by the relatively constant original equipment revenues in the quarter. The currency effect of the weak U.S. dollar was a significant positive factor on a quarter-over-quarter basis with net sales being increased by approximately $20 million.

Gross profit margins improved to 27% during the second quarter of fiscal 2004, compared with 24% in the second quarter of last year. Positive factors affecting margins include improved factory absorption, along with savings on purchased materials, a recurring result from our strategic sourcing initiatives, and lower costs resulting from the manufacturing rationalizations undertaken in fiscal 2003. These factors were somewhat offset by higher steel and steel related costs, along with increased employee fringe costs, particularly relating to pensions and health care.

Product development, selling and administrative expenses totaled $69.4 million, or 20.6% of sales in the second quarter of fiscal 2004 as compared to $60.1 million or 20.1% of sales in the second quarter of fiscal 2003. The increase , both in dollars and as a percentage of sales was attributable to increased costs of $3.7 million related to the currency translation in our international operations, higher sales expenses related to our increased international business activity, and increased pension and performance-based compensation costs, offset by $1.3 million of lower amortization expense.

Overall, the currency effect of the weak U.S. dollar was a positive impact on operating income by approximately $1.6 million in the quarter. The reduced net interest expense in the quarter reflected the significantly lower net debt position of the Company. The effective income tax rate in the current quarter was 8% of pre-tax book income. The tax provision included the reversal of approximately $6.3 million of taxes recorded in the fourth quarter of last year relating to possible repatriation of foreign earnings. During the second quarter, the Company was able to transfer in excess of $40 million of cash back to the United States without any U.S. tax consequences. The reversal of this earlier charge resulted in an increase to earnings per share in the second quarter of $0.12 per share.

Cash Flow and Liquidity

The Company announced earlier this week that the Board of Directors approved a quarterly dividend of $0.075 per share. This dividend will be paid on June 23, 2004 to shareholders of record on June 9, 2004.

The Company’s cash position improved by $47 million in the second quarter to $209 million. Working capital efforts, including an increase of over $30 million in customer advance deposits, contributed to the quarterly cash flow. Overall, total debt net of cash stood at less than $10 million at quarter-end.

“Our focus on cash flow over the last three years has resulted in Joy Global reaching what is essentially a zero net debt position,” noted Mr. Hanson. “Our board will continue to evaluate the appropriate use of our cash. As we previously stated, this evaluation will include the consideration of appropriate acquisitions, additional alternative uses of the cash such as pre-funding of certain defined benefit pension obligations, possible repayment of our long-term bonds and, of course, the return of funds to our shareholders.”

Market Overview

Market conditions in most of the commodity markets served by our customers are robust. The U.S. coal market, which historically provides over 40% of our revenues, continues to strengthen in both coal pricing and demand. Higher spot coal pricing will over time be reflected in supply contracts with higher prices. Utilization of coal is being positively affected by continued high natural gas prices. Demand is enhanced by reduced imports of coal into the U.S. from South America, and increasing the export of metallurgical coal from the U.S. Domestic coal producers are increasing their production levels and capital spending plans. The increase in production levels is primarily occurring in existing mine operations, which we believe is leading to the increasing demand for replacement equipment, as operators drive more production from the same reserves.

The international coal markets, which traditionally support 25% of our revenue base, are also strong. Prices for both seaborne traded thermal and metallurgical coal are rising, with published reports recently of metallurgical coal reaching upwards of $135 per ton on the spot market. Shipping constraints in both South Africa and Australia remain a limitation to production. China continues to take many necessary steps in the long-term conversion of their underground coal industry. Efforts by the Chinese banking regulators to reduce over-investment in areas such as steel and real estate, while encouraging investments in power plants, railroads, and coal should reduce the risk of capital availability and be a positive contributor to this conversion. Joy Mining Machinery is engaged in a number of discussions with existing and new mining entities in China and anticipates receiving orders from certain of these entities prior to the end of fiscal 2004. We continue to believe we will experience solid long-term double-digit growth in China, both for our underground mining machinery and our aftermarket parts and service activities.

Markets served by P&H Mining Equipment in surface mining are strong across the board. Copper mining, the largest of these markets, continues to enjoy solid pricing despite some softening over the last month. Copper producers are increasing production at a number of mines, and are developing plans and ordering equipment for a modest number of new mines. Positive trends also are continuing both in iron ore and the oil sands of Canada. Incoming order rates of electric mining shovels were strong again in the second quarter with the expansion of mining activities by our customers. We now expect 2005 production rates of electric mining shovels to be at or above the levels of this year’s second half.

“We see no evidence of over-expansion occurring on the part of any of the underground coal markets,” remarked John Hanson. “U.S. producers will be challenged to increase supply as quickly as domestic demand is increasing. In China, the challenges are significantly greater, as they not only have to meet existing demand, but also aggressively increase underground coal production and improve the reliability of supply. Finally, at P&H our percentage rate of new electric mining shovel orders in fiscal 2004 is higher than our historical share of the installed base of equipment, and we are committed to maintaining our ability to service the needs of our customers as they expand their production.”

Outlook

“The strength of incoming order rates over the last three quarters, and in particular the most recent quarter, has been very encouraging,” stated Mr. Hanson. “The initial strength in aftermarket activity, followed by the upturn in original equipment orders over the last two quarters, is consistent with our anticipation of a solid recovery. Original equipment orders at P&H include a number of orders related to mine expansions or new mines. However, in our underground business, most of the original equipment orders relate to replacement equipment. We do not anticipate significant demand for our underground machinery products related to major mine expansions or new mine openings outside of China. The acceleration of demand for underground equipment in China will at some point result in additional increases to our revenue guidance. With the anticipation of higher revenue over the upcoming twelve months, we believe profitability will enjoy solid improvements in spite of higher costs of pensions, steel, health care, and other such items.”

Hanson discussed management’s guidance, saying, “Given the improved market conditions for our customers, we are increasing our 12-month forecast of total revenues for the fourth consecutive quarter. Revenues in the upcoming 12-month period are now anticipated to be in the range of $1.45 to $1.65 billion. As discussed last quarter, we continue to believe that the level of revenue increase during our guidance period will be tempered by a leveling in the rate of incoming orders along with constraint on our part in increasing production levels so as to not create an artificial peak in the market.”

We anticipate a leveling off of order rates for original equipment as we continue through the replacement cycle portion of the current upturn in our business. In response to this anticipation and taking into consideration both the tightness in supply of steel and steel related raw materials and the lead times necessary to further increase production levels, we believe that this approximate 10% increase in overall forecasted revenues is appropriate.”

Mr.     Hanson concluded, “There are additional factors that will affect our operating results over the remainder of fiscal 2004. It now appears that the effect of steel pricing, estimated last quarter at in excess of $15 million, and the associated restricted availability of steel and steel related raw materials will not be as dramatic as originally anticipated. We currently believe the net cost of increased steel related costs will be in the range of $5 - $10 million, and that restricted availability, while still a concern, will be manageable. Also, additional cost increases will continue to affect our operations, including pension expense, which will have increased at least $10 million in fiscal 2004.

Given the Company’s forecasted revenues, notwithstanding these factors, operating income in the next 12 months is expected to be in the range of $105 to $130 million, and earnings per share in the range of $1.00 to $1.35. With depreciation and amortization charges estimated at $45 million during this period, adjusted EBITDA should be in the range of $150 to $175 million.

Analyst Presentation

The Company has announced an Analyst Presentation to take place on September 28, 2004, beginning at 2:00PM. The presentation will be held in connection with the Mine Expo International show in Las Vegas, will include discussion of the Company’s operational and business strategies, and will be webcast. Those interested in additional information on this presentation should contact Sandy McKenzie at (414-319-8506).

Quarterly Conference Call

Management will discuss second quarter results on a conference call to be held at 11:00 AM EST on May 28, 2004. Investors and interested parties may participate on the call by dialing 800-649-5127 in the U.S. and 706-679-0637 elsewhere, both with access code 7164087. A rebroadcast of the call will be available until the close of business on June 14, 2004 by dialing 800-642-1687 or 706-645-9291, access code 7164087. Finally, a live webcast of the call will be accessible through the Investor Relations section of our web site (http://www.joyglobal.com/investorrelations/concalls.jsp), and a replay until June 30, 2004.

About The Company

Joy Global Inc. is a worldwide leader in manufacturing, servicing and distributing equipment for surface mining through its P&H Mining Equipment division and underground mining through its Joy Mining Machinery division.

Adjusted EBITDA is defined as income from operations before deducting net interest expense, income taxes, depreciation and amortization, and before [reorganization income or expense] and restructuring charges. Adjusted EBITDA is not a substitute for net income, operating income and cash flow from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. It is presented as additional information because management believes it a useful indicator of our operating results. Because adjusted EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to similarly titled measures of other companies. A reconciliation from net income computed under GAAP to adjusted EBITDA is presented in the table accompanying this release.

Forward Looking Statements

The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Such risks and uncertainties, many of which are beyond our control, include: the duration of the recovery of coal and copper commodity markets; the cyclical nature of our original equipment businesses and the high costs of our manufacturing operations that can result in the under- or over-absorption of manufacturing expenses; increased costs and constraints on the supply of major purchased items such as steel can adversely affect profits and revenues; the large size and cost of our products that means that the timing of individual orders and shipments can cause fluctuations in our operating results; our significant international operations are subject to many uncertainties, meaning that a reduction in international sales or unfavorable change in foreign exchange rates could affect our financial results; the highly competitive environment that we operate in means that the actions of our competitors can affect our financial performance; regulations affecting the mining industry or electric utilities may adversely impact demand for our products; our growth may be hindered if we are unable to retain qualified employees; and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

-FINANCIAL TABLES FOLLOW-

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In thousands except per share amounts)

	Three Months Ended		Six Months Ended
	May 1, 2004	May 3, 2003	May 1, 2004	May 3, 2003
Net sales	$ 337,682	$ 298,888	$ 621,368	$ 538,049
Costs and expenses:
Cost of sales	246,569	226,956	460,460	412,992
Product development, selling
and administrative expenses	69,445	60,112	132,188	115,708
Restructuring charges	69	991	502	2,168
Other income	(887)	(224)	(1,995)	(590)

Operating income	22,486	11,053	30,213	7,771
Interest expense, net	4,360	5,560	10,034	11,505

Income (loss) before reorganization items	18,126	5,493	20,179	(3,734)
Reorganization items - (income )expense	(2,264)	96	(1,649)	96

Income (loss) before income taxes	20,390	5,397	21,828	(3,830)
Provision (benefit) for income taxes	1,550	3,000	2,050	(700)

Net income (loss)	$ 18,840	$ 2,397	$ 19,778	$ (3,130)

Net income (loss) per share:
Basic	$ 0.36	$ .0.05	$ 0.38	$ (0.06)

Diluted	$ 0.35	$ .0.05	$ 0.37	$ (0.06)

Dividends per share	$ 0.075	$ --	$ 0.125	$ --

Weighted average shares outstanding:
Basic	52,179	50,228	51,566	50,228

Diluted	53,740	50,297	53,013	50,228

Note - for complete quarterly information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(In thousands)

	May 1, 2004	November 1, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 208,657	$ 148,505
Accounts receivable, net	209,541	193,882
Inventories	420,483	382,929
Other current assets	45,847	51,251

Total current assets	884,528	776,567
Property, plant and equipment, net	212,717	226,101
Intangible assets, net	74,270	77,709
Other assets	213,048	206,352

Total assets	$1,384,563	$1,286,729

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion
of long-term debt	$ 13,177	$ 4,767
Trade accounts payable	99,776	89,136
Employee compensation and benefits	68,407	57,688
Income taxes payable	20,744	26,097
Advance payments and progress billings	72,011	36,676
Other accrued liabilities	108,073	111,342

Total current liabilities	382,188	325,706
Long-term debt	202,436	202,912
Other non-current liabilities	384,076	387,838
Shareholders' equity	415,863	370,273

Total liabilities and shareholders' equity	$1,384,563	$1,286,729

Note - for complete quarterly information, including footnote disclosures, please refer to the
                    Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	May 1, 2004	May 3, 2003	May 1, 2004	May 3, 2003

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA:
Consolidated:
Net Income (Loss)	$ 18,840	$ 2,397	$ 19,778	$(3,130)
Provision (Benefit) for Income Taxes	1,550	3,000	2,050	(700)
Reorganization Items - (Income) Expense	(2,264)	96	(1,649)	96
Interest Expense, Net	4,360	5,560	10,034	11,505

Operating Income	22,486	11,053	30,213	7,771
Restructuring Charges	69	991	502	2,168
Depreciation	9,629	9,029	19,058	18,156
Amortization	2,483	3,996	5,055	8,007

Consolidated Adjusted EBITDA	$ 34,667	$25,069	$ 54,828	$ 36,102

RECONCILIATION OF OPERATING INCOME TO ADJUSTED EBITDA:
Underground Mining Machinery:
Operating Income	$ 16,874	$11,659	$ 24,442	$ 11,624
Restructuring Charges	20	835	285	835
Depreciation	5,478	4,933	10,754	9,839
Amortization	2,077	2,910	4,238	5,842

Underground Mining Machinery Adjusted EBITDA	$ 24,449	$20,337	$ 39,719	$ 28,140
Surface Mining Equipment:
Operating Income	$ 12,072	$ 5,216	$ 18,959	$ 6,281
Restructuring Charges	49	156	217	1,333
Depreciation	4,113	4,056	8,226	8,233
Amortization	406	1,086	817	2,165

Surface Mining Equipment Adjusted EBITDA	$ 16,640	$10,514	$ 28,219	$ 18,012
Consolidated:
Operating Income	$ 22,486	$11,053	$ 30,213	$ 7,771
Restructuring Charges	69	991	502	2,168
Depreciation	9,629	9,029	19,058	18,156
Amortization	2,483	3,996	5,055	8,007

Consolidated Adjusted EBITDA	$ 34,667	$25,069	$ 54,828	$ 36,102

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	May 1, 2004	May 3, 2003	May 1, 2004	May 3, 2003
BREAKDOWN OF SALES REVENUE:
Net Sales By Operation:
Underground Mining Machinery	$199,479	$177,168	$ 354,495	$307,653
Surface Mining Equipment	138,203	121,720	266,873	230,396

Total Sales By Operation	$337,682	$298,888	$ 621,368	$538,049

Net Sales By Product Stream:
Aftermarket Revenues	$248,086	$211,293	$ 449,752	$391,563
Original Equipment	89,596	87,595	171,616	146,486

Total Sales By Product Stream	$337,682	$298,888	$ 621,368	$538,049

Net Sales By Geography:
United States	$154,854	$151,826	$ 290,046	$263,306
Rest of World	182,828	147,062	331,322	274,743

Total Sales By Geography	$337,682	$298,888	$ 621,368	$538,049

CASH FLOW DATA:
Depreciation and Amortization (1)	$ 12,545	$ 13,912	$ 26,435	$ 27,937
Decrease (Increase) in Net Working Capital Items	5,898	2,914	(21,451)	12,148
Property, Plant and Equipment Acquired	3,088	5,778	5,714	8,486
Cash Interest Paid	9,142	10,532	10,855	11,424
Cash Taxes Paid	8,844	7,716	8,677	12,493
(1) - Including the amortization of financing fees
BOOKINGS DATA:
Underground Mining Machinery	$242,504	$182,182	$ 482,056	$349,314
Surface Mining Equipment	261,616	129,603	396,246	238,905

Total Bookings	$504,120	$311,785	$ 878,302	$588,219

	Amounts as of
	May 1, 2004	January 31, 2004	November 1, 2003	November 2, 2002
BACKLOG DATA:
Underground Mining Machinery	$274,309	$231,284	$146,748	$126,186
Surface Mining Equipment	234,931	111,518	105,558	130,761

Total Backlog	$509,240	$342,802	$252,306	$256,947